EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                  We have issued our report dated July 2, 2009, with respect to the statements of condition including the related portfolios of Closed-End
Strategy: Cohen & Steers Value Equity and Income Portfolio 2009-3 and Closed-End
Strategy: Cohen & Steers Covered Call Income Portfolio 2009-3 (included in Van Kampen Unit Trusts, Series 883) as of July 2, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-159185) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".



                                                          /s/ GRANT THORNTON LLP


New York, New York
July 2, 2009